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                                                                   EXHIBIT 10.81
                                                                  EXECUTION COPY

                               PURCHASE AGREEMENT

         This Agreement (the "Agreement"), dated as of May 6, 2003, is by and between UICI, a Delaware corporation, and Gregory T. Mutz, an individual residing at AMLI at Fossil Creek, 6111 N. Beach Street #1316, Fort Worth, Texas 76137 ("Mutz").

         WHEREAS, Gregory T. Mutz serves as a director and president and chief executive officer of UICI;

         WHEREAS, in accordance with the Company's Executive Stock Purchase Program (the "ESPP"), in December 1998 the Company extended a loan to Mutz in the amount of $3.3 million, the proceeds of which were used to purchase 200,000 shares of Common Stock of the Company.

         WHEREAS, in June 1999, the Company extended an additional loan to Mutz pursuant to the ESPP in the amount of $429,000, the proceeds of which were used to purchase 20,000 shares of Company Common Stock.

         WHEREAS, as part of modifications to the ESPP adopted by the Company's Board of Directors on January 2, 2001, the Company granted to Mutz 107,104 shares of UICI common stock, discharged $1.5 million principal amount of the ESPP loan, and paid to Mutz a one-time cash bonus in the amount of $1.1 million (which was calculated to reimburse Mutz for income and other taxes payable upon receipt of the UICI stock and discharge of the portion of the ESPP loan).

         WHEREAS, at April 30, 2003, Mutz's loan owing to UICI under the ESPP (the "Mutz ESPP Loan") has an outstanding principal amount of $1,320,000, bears interest at the rate of 5% per annum payable quarterly, is full recourse to Mutz and matures on January 1, 2007.

         WHEREAS, the Company believes that it is desirable and in its best interest that the Mutz ESPP Loan be repaid in full.

         WHEREAS, in order to repay the Mutz ESPP Loan, it is necessary for Mutz to sell some of the UICI shares that he currently holds.

         WHEREAS, to afford Mutz the liquidity necessary to repay the Mutz ESPP Loan, the Company believes that it is desirable and in its best interests to purchase from Mutz 207,104 shares of UICI Common Stock, par value $0.01 per share (the "UICI Shares"), in accordance with the terms and conditions of this Agreement.

         NOW THEREFORE, for and in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

         1. Definitions. The following capitalized terms shall have the respective meanings set forth below:

         "Governmental Authority" means the government of the United States or any foreign country or any state or political subdivision thereof and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.



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         "Person" means any individual, corporation, proprietorship, firm, partnership, limited liability company, limited liability partnership, trust, association or other entity, including a government or government department, agency or instrumentality.

         2. Purchase of UICI Shares. Subject to satisfaction of the conditions hereinafter set forth, and for and in consideration of the payment on the Closing Date by UICI to Mutz of cash in the aggregate amount of $2,831,111.68, or $13.67 per share (representing the closing price per share of UICI common stock on the New York Stock Exchange on May 5, 2003) (the "Purchase Price"), UICI will purchase, and Mutz will sell, the UICI Shares. On the Closing Date Mutz will deliver to the Company a certificate or certificates representing the UICI Shares, accompanied by a duly executed stock transfer power.

         3. Pay-Off of Mutz Loan. On the Closing Date, Mutz will remit to UICI cash in the amount of $1,326,509.59, representing principal outstanding on the Mutz ESPP Loan in the amount of $1,320,000 and accrued interest thereon to the closing date in the amount of $6,509.59. Upon receipt of the payment herein contemplated, the Mutz ESPP Loan will be deemed paid and discharged in full, and UICI will return the original note representing the Mutz ESPP Loan to Mutz marked "paid in full."

         4. Closing. The closing of the transaction contemplated hereby (the "Closing") will take place on Tuesday, May 6, 2003, or such later date as the Company and Mutz shall mutually agree (the "Closing Date").

         5. Representations and Warranties of the Company. The Company represents and warrants as of the date hereof as follows:

                  5.1. Standing and Power. The Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware and has requisite corporate power and authority to carry on its business as now being conducted and to execute, deliver and perform this Agreement.

                  5.2. Authority. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

                  5.3. No Conflict. The execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to a loss of material benefit under, (i) the charter or organizational documents or the By-laws of the Company, in each case as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or its properties or assets or (iii) any laws applicable to the Company or its properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights or loss that individually or



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         in the aggregate would not prevent or materially delay the consummation of the transactions contemplated by this Agreement.

         6. Covenants, Representations and Warranties of Mutz. Mutz covenants, represents and warrants as of the date hereof as follows:

                  6.1. Organization, Standing and Power. Mutz has the power to execute, deliver and perform this Agreement.

                  6.2. Authority. This Agreement has been duly executed and delivered by Mutz and constitutes a valid and binding obligation of Mutz, enforceable against Mutz in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

                  6.3. No Liens. Mutz has full right, power and authority to sell and deliver the UICI Shares to be delivered by him as contemplated by this Agreement. Upon endorsement and delivery of certificates or stock powers evidencing the UICI Shares to UICI at the Closing and UICI's payment of the Purchase Price as contemplated herein, UICI shall have acquired from Mutz good and marketable title to the UICI Shares, free and clear of all pledges, liens, security interests, claims, charges of any kind or character, restrictions, title defects or obligations, rights of third parties, options or encumbrances of any nature whatsoever (collectively, "Encumbrance"), other than any Encumbrance that may be caused or created by UICI on or after the Closing Date.

                  6.4. No Conflict. The execution and delivery of this Agreement by Mutz does not, and the consummation of the transactions contemplated by this Agreement and compliance by Mutz with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to a loss of a material benefit under, (i) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to Mutz or his properties or assets or (ii) any laws applicable to Mutz or his properties or assets, other than any such conflicts, violations, defaults, rights or loss that individually or in the aggregate would not prevent or materially delay the consummation of the transactions contemplated by this Agreement.

         7. UICI Related Party Transaction. This Agreement and the transaction contemplated hereby constitute a "related party transaction" in accordance with policies and procedures established by the Board of Directors of UICI, and at a meeting of the UICI Board of Directors held on May 2, 2003, a majority of the outside disinterested directors of UICI approved this Agreement and the transactions contemplated hereby.

         8. Closing Conditions.

                  8.1. The Company's Closing Conditions. The obligations of the Company under Section 2 of this Agreement are subject to the satisfaction or waiver by the Company of the following conditions precedent on or before the Closing Date:

                           8.1.1. The representations and warranties of Mutz
                  contained herein shall be accurate, true and correct in all material respects on and as of the Closing Date with the same force and effect as though made by Mutz on and as of the Closing Date.



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                           8.1.2. Mutz shall have performed and complied with
                  all of his covenants, obligations and agreements contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

                           8.1.3. No action or proceeding by any Governmental
                  Authority or other Person shall have been instituted or threatened which (a) might have a material adverse effect on the Company's ability to consummate the transactions herein contemplated or (b) could enjoin, restrain or prohibit, or result in substantial damages in respect of, any provision of this Agreement or the consummation of the transactions contemplated hereby.

                  8.2. Mutz's Closing Conditions. The obligations of Mutz under Sections 2 and 3 of this Agreement are subject to the satisfaction or waiver by Mutz of the following conditions precedent on or before the Closing Date:

                           8.2.1. The representations and warranties of the
                  Company contained herein shall be accurate, true and correct in all material respects on and as of the Closing Date with the same force and effect as though made by the Company on and as of the Closing Date.

                           8.2.2. The Company shall have performed and complied
                  with all of its covenants, obligations and agreements contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

                           8.2.3. No action or proceeding by any Governmental
                  Authority or other Person shall have been instituted or threatened which (a) might have a material adverse effect on Mutz's ability to enter into this Agreement or consummate the transactions contemplated hereby (b) could enjoin, restrain or prohibit, or result in substantial damages in respect of, any provision of this Agreement or the consummation of the transactions contemplated hereby.

         9. Miscellaneous.

                  9.1. Survival of Representations and Warranties. The representations, warranties and covenants in this Agreement shall not survive Closing.

                  9.2. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number as shall be specified by like notice):

                           if to the Company, to:

                           UICI
                           9151 Grapevine Highway
                           4th Floor
                           North Richland Hills, TX 76180
                           Attn: Mr. Glenn W. Reed
                           (phone): (817) 255-5419



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                           if to Mutz, to:

                           Mr. Gregory T. Mutz
                           AMLI at Fossil Creek
                           6111 N. Beach Street
                           #1316
                           Fort Worth, Texas 76137

                  9.3. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

                  9.4. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

                  9.5. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

                  9.6. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.


                                      UICI

                                      By:
                                         ---------------------------------------
                                      Name:
                                           -------------------------------------
                                      Title:
                                            ------------------------------------



                                      ------------------------------------------
                                                     GREGORY T. MUTZ



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